FIFTH LEASE MODIFICATION AGREEMENT

AGREEMENT made as of September 1, 1999, by and between 250 WEST 57TH ST. ASSOCIATES, a joint venture having its office at 60 East 42nd Street, New York, New York (hereinafter called "Landlord") and FISK BUILDING ASSOCIATES, a partnership having its office at 60 East 42nd Street, New York, New York (hereinafter called "Tenant").

W I T N E S S E T H:

WHEREAS, on September 30, 1953 a net lease covering the entire premises known as the Fisk Building, located at 250 West 57th Street, New York, New York (the "Building"), was made between Landlord and Tenant's predecessor, a partnership also known as Fisk Building Associates, which lease was assigned on May 1, 1954 by said predecessor to Tenant; and

WHEREAS, said lease was modified by Modification Agreement dated June 12, 1961, by Second Modification Agreement dated June 10, 1965, by Third Lease Modification Agreement dated as of May 1, 1975 and by Fourth Lease Modification Agreement dated November 12, 1985 (which lease, as so modified, is hereinafter called the "Lease"); and

WHEREAS, a modernization program is necessary in order to maintain the competitive position of the Building; and

WHEREAS, Landlord is willing to make funds available for such program, provided that Basic Rent (as hereinafter defined) is increased as hereinafter provided, and Tenant is willing to apply the funds as agent for Landlord toward the cost of such program.

NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound, hereby agree as follows:

    Landlord and Tenant agree that improvements substantially as shown on Exhibit A attached hereto and made a part hereof constitute the modernization program referred to herein and shall be substantially made to the demised premises. All work performed by Tenant in furtherance of such modernization program shall be done as agent for Landlord and for the account of Landlord, and when completed, shall become the property of Landlord. All net proceeds of any loan(s) obtained in connection with such modernization program shall be turned over by Landlord to Tenant and applied to pay the costs of such program.
    Paragraph 13 of the Lease shall be deleted and restated in its entirety as follows:

    "13. Tenant agrees that its rights hereunder are subordinate to (i) the mortgage presently encumbering the demised premises and (ii) any future mortgages placed on the demised premises by Landlord having an aggregate principal balance of up to $12,800,000 plus refinancing costs in connection therewith, provided that (a) such new mortgages are made by an institutional lender on a non-recourse basis and (b) the proceeds of any increase in the principal amount of the loan(s) secured by such new mortgage(s) are used to refinance the then existing mortgage(s) on the demised premises and/or in connection with the demised premises (each mortgage to which Tenant's rights hereunder are subordinate is hereinafter a "Permitted Mortgage"). Tenant agrees to execute, upon demand, any documents required to evidence such subordination. Tenant further agrees that it will not do or suffer to be done any act upon the demised premises which will violate any of the terms of any Permitted Mortgage or the obligations secured thereby."

    Paragraph 29 of the Lease shall be deleted and restated in its entirety as follows:

    "29. For the purpose of this Paragraph 29, the term "Mortgage" shall mean (i) any fee mortgage encumbering the demised premises on the date hereof and (ii) any fee mortgage to which the Lease is subordinate under the provisions of Paragraph 13 of this Lease, and the term 'refinancing' shall include any consolidation, modification, renewal, extension or replacement of any Mortgage made subsequent to September 1, 1999. In the event that there shall be one or more refinancings of any Mortgage, the annual Basic Rent will be in an amount equal to the sum of TWENTY-EIGHT THOUSAND DOLLARS ($28,000.00) plus an amount equal to the constant installment payments for interest and amortization (not including any balloon principal payment due at maturity) required annually under any such Mortgage immediately subsequent to refinancing."

    Except as herein modified, the Lease shall remain in full force and effect, and the parties hereby ratify and confirm all of the other terms, covenants and conditions thereof.
    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

Landlord:

250 WEST 57TH ST. ASSOCIATES

By : /s/ Peter L. Malkin

Peter L. Malkin, Joint Venturer

By : /s/ Anthony E. Malkin

Anthony E. Malkin, Joint Venturer

Tenant:

FISK BUILDING ASSOCIATES

By : /s/ Peter L. Malkin

Peter L. Malkin, Partner

Exhibit A

Fisk Building-250 West 57th Street

Property Improvement Schedule
Project/Item	Budget
Elevator equipment and system upgrade & replacement	$ 290,000
Public corridor and elevator lobby improvements	1,380,000
Bathroom upgrades	160,000
Main lobby and entrance improvements	1,012,500
Windows replacement program	1,107,000
Façade, courtyard and setbacks renovation	1,415,000
New energy efficient chiller plant	685,000
House tanks replacement & capacity upgrade	75,000
DC electric conversion	300,000
New energy efficient heating plant	175,000
Security & communication system improvements	105,000
Misc. mechanical upgrades & new backflow system	150,000
Consultant fees	94,000
Contingency	701,500
Total	$7,650,000

STATE OF NEW YORK )

) s.s.:

COUNTY OF NEW YORK )

On the 17 day of November in the year 1999 before me, the undersigned, a Notary Public in and said State, personally appeared Peter L. Malkin, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Stuart J. Rappaport

Notary Public

[SEAL] Stuart Jay Rappaport

Notary Public, State of New York

No. 4744958

Qualified in New York County

Commission Expires February 28, 2002

STATE OF NEW YORK )

) s.s.:

COUNTY OF NEW YORK )

On the 16 day of November in the year 1999 before me, the undersigned, a Notary Public in and said State, personally appeared Anthony E. Malkin, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Stuart J. Rappaport

Notary Public

[SEAL] Stuart Jay Rappaport

Notary Public, State of New York

No. 4744958

Qualified in New York County

Commission Expires February 28, 2002